EXHIBIT 99.1

International Aluminum Corporation Announces
Results For The Third Quarter And Declares Dividend

MONTEREY PARK, Calif., May 4, 2006:  International Aluminum Corporation (NYSE: IAL) today announced results for the quarter and nine months ended March 31, 2006 as follows:

	Quarter Ended March 31
	2006	2005

Net sales	$69,732,000	$62,088,000

Net income	$3,468,000	$2,731,000

Basic and diluted EPS	$.81	$.64

	Nine Months Ended March 31
	2006	2005

Net sales	$203,719,000	$184,574,000

Net income	$10,633,000	$8,556,000

Basic and diluted EPS	$2.48	$2.01

The Company also reported that its Board of Directors has declared a regular quarterly cash dividend of $.30 per share payable July 10, 2006 to shareholders of record as of June 20, 2006.

Contact:

Ronald L. Rudy, President  (323) 264-1670

Mitchell K. Fogelman, Senior Vice President-Finance  (323) 264-1670